Party A: Mr. Zhu Xiaojun

Party B: CHINA HGS REAL ESTATE, INC. (“The Company”)

Subject: Extension of shareholder’s loan

On June 28, 2011, the Company entered into a one-year loan agreement (“USD Loan Agreement”) with Mr. Xiaojun Zhu, pursuant to which the Company borrowed $1,810,000 from Mr. Xiaojun Zhu to make a capital injection into Shaanxi Guangsha Investment and Development Group Co., Ltd “Shaanxi HGS”), the Company’s subsidiary. The interest rate for the loan was 4% per annum.  On July 19, 2012, Mr. Zhu Xiaojun and the Company agreed to extend the term of loan for an additional one year period, or until June 28, 2013with the same interest term.

As of July 19th , 2013, the Company and Mr Zhu Xiaojun agreed to extend the term of the loan for an additional one year with the same interest term .

This loan agreement has two copies, each party has one copy.

Signed by	/s/Zhu Xiaojun

Mr. Zhu Xiaojun

Sealed by

CHINA HGS REAL ESTATE, INC

Signed on July 19, 2013